Exhibit 99.1
Press Release
AdCare Health Systems, Inc. Announces Definitive Merger
Agreement with Family Home Health Services, Inc.
Wednesday June 6th, 2007
Springfield, Ohio — June 6th, 2007/PRNewswire-FirstCall — AdCare Health Systems, Inc., an Ohio corporation (AMEX:ADK), and Family Home Health Services, Inc., a Nevada corporation, today announced the signing of a definitive merger agreement. The transaction was unanimously approved by the Boards of Directors of both companies and is anticipated to close in the third quarter of 2007, subject to the approval of AdCare’s and Family’s respective stockholders and other customary closing conditions. Family provides home health care services to residents in Florida, Illinois and Michigan and generated over $20,000,000 in home health care revenue in 2006.
When this transaction closes, Family will merge into AdCare and the Family stockholders will receive, in exchange for their stock, AdCare common stock resulting in the Family stockholders owning 65% of the outstanding common stock of AdCare, or 7,036,953 common shares. Approximately 90% of this stock will be deposited in a three year voting trust, to be voted upon the recommendations of current management.
After the merger is completed, it is anticipated that: Family’s main operations will be integrated with AdCare’s existing operations; current members of AdCare’s Board will occupy seven (7) of the nine (9) Board positions (with the remaining two positions to be occupied by representatives of Family); and AdCare’s executive officers will remain the same. Kevin Ruark, currently President and CEO of Family, will become President of AdCare’s home health care subsidiary, Assured Home Health, Inc. and its name will be changed to Family Home Health Services, Inc.
David A. Tenwick, Chairman of AdCare, stated, “The combination of AdCare and Family will create a much larger company with operations in Ohio, Florida, Illinois and Michigan. We will focus on facility-management based operations as well as providing a wide variety of ancillary health care services to the residents of those facilities. In addition, we will continue to provide quality health care to the elderly residing in their homes. This will be our first acquisition since our initial public offering (IPO) in November of 2006, and puts us on track to deliver on our short term growth strategy of increasing our revenues, turning profitable and expanding our asset base.”
Kevin Ruark, President of Family, said, “We were preparing to start home health care operations in Ohio, and by joining with AdCare, the combination should produce significant synergies. We, at Family, share the same goals as AdCare, and look forward to participating in the growing business opportunities within the senior living sector.”
Dominick and Dominick, LLC and City Capital Partners, LLC are the investment bankers advising on the transaction.
Where to find additional information about the Merger.
AdCare intends to file with the Securities and Exchange Commission, or the Commission, a Registration Statement on Form S-4 which will include a joint proxy statement/prospectus of AdCare and Family and other relevant materials related to the proposed transaction. The joint proxy statement/prospectus will be mailed to all stockholders of AdCare and Family. Investors and security holders of AdCare and Family are urged to read the joint proxy statement/prospectus and other relevant materials when they become available because they will contain important information about AdCare, Family and the proposed merger. A joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by AdCare with the Commission, may be obtained free of charge at the Commission’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Commission by AdCare by contacting:
Ms. Carol Groeber
AdCare Health Systems Inc.
5057 Troy Road
Springfield, Ohio 45502
(937)-964-8974 ext — 27
carolg@adcarehealth.com
AdCare and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AdCare and Family in favor of the proposed merger. Information about the directors and executive officers of AdCare and their respective interests in the proposed merger will be available in the joint proxy statement/prospectus.
Family and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AdCare and Family in favor of the proposed merger. Information about the directors and executive officers of Family and their respective interests in the proposed merger will be available in the joint proxy statement/prospectus.
Investors and security holders are urged to read the proxy statement/prospectus and other relevant materials carefully when they becomes available before making any voting or investment decisions with respect to the proposed transaction. This Press Release does not constitute an offer of any securities for sale or solicitation of any proxy.

About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. (AMEX:ADK) develops, owns and manages assisted living facilities, nursing homes and retirement communities and provides home health care services. Prior to becoming a publicly traded company in November of 2006, AdCare operated as a private company for 18 years. AdCare’s 850 employees provide high-quality care for patients and residents residing in the 15 facilities that they manage, seven of which are assisted living facilities, six skilled nursing centers and two independent senior living communities. The Company has ownership interests in seven of those facilities. In the ever expanding marketplace of long term care, AdCare’s mission is to provide quality healthcare services to the elderly.
About Family Home Health Services, Inc.
Family Home Health Services, Inc. is a provider of home health care services in the United States with a broad service offering in home health services and home medical care. Family provides a variety of clinical services and related products and supplies to patients in the states of Florida, Illinois and Michigan. Family has a strategic plan focused on the provision of Medicare home health services to the senior population within its operating areas.
Safe Harbor Statement
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, results, performance or achievements of the Company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the Company with the Securities and Exchange Commission and include the Company’s ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE: AdCare Health Systems, Inc.
David Tenwick
Chairman of the Board
+1-937-964-8974
dat@adcarehealth.com
www.adcarehealth.com